Exhibit 99.1

Community Partners Bancorp Reports Strong 2010 Results

•	Net Interest Income rises 17.6% Year-Over-Year
•	Net Interest Margin continues to improve, reaching 4.15% for the year
•	Net Income to Common Shareholders increases 153.8% Year-Over-Year
•	Non-Accrual Loans decrease 60.1% Year-Over-Year

MIDDLETOWN, N.J., January 24, 2011— Community Partners Bancorp (NasdaqCM:CPBC), (the “Company”), the parent company of Two River Community Bank (“Two River”), today announced consolidated earnings for the three months ended and year ended December 31, 2010.

For the three months ended December 31, 2010, the Company reported net income available to common shareholders of $904,000, or $0.12 per diluted share, compared to $237,000, or $0.03 per diluted share, for the same period in 2009, an increase of $667,000, or 281.4%. On a linked quarter basis, our fourth quarter 2010 net income available to common shareholders decreased $46,000, or 4.8%, over three months ended September 30, 2010 results. All share and per share data for all referenced reporting periods have been adjusted for a 5% stock dividend paid on October 22, 2010 to shareholders of record as of September 24, 2010.

For the year ended December 31, 2010, the Company reported net income available to common shareholders of $3.0 million, or $0.40 per diluted share, compared to a net loss of $5.7 million, or $0.75 per diluted share, for the year ended December 31, 2009, an increase of $8.7 million, or 153.8%.

"We are very pleased with the earnings growth achieved for the quarter and full year, as well as the progress we have made in transitioning many of our non-performing loans into OREO status, which will allow for ultimate liquidation in 2011. As a community bank committed to relationship banking, I am equally pleased that we are continuing to successfully execute our plan to increase our loan pipeline and grow our core checking deposits,” said William D. Moss, President and Chief Executive Officer.

Total assets as of December 31, 2010 were $636.8 million compared with $640.0 million at December 31, 2009. Total loans at December 31, 2010 were $513.0 million compared with $513.4 million at December 31, 2009, while total deposits at December 31, 2010 were $524.5 million compared with $535.4 million at December 31, 2009.

The Company maintained capital ratios in 2010 that are in excess of regulatory standards for well-capitalized institutions. At December 31, 2010, Community Partners Bancorp’s Tier 1 capital to average assets ratio was 9.75%, Tier 1 capital to risk-weighted assets ratio was 11.19% and total capital to risk-weighted assets ratio was 12.33%.

Results for the three months ended December 31, 2010 include:

•
A loan loss provision of $750,000, which is $200,000 below the 2010 third quarter provision. During the quarter, an aggregate $1.6 million of net charge-offs and partial write-downs, which had been previously reserved for, were taken against the allowance for loan losses in connection with three separate credits.

•
Four loans totaling $4.6 million were transferred into OREO status. The Company recorded $1.3 million in partial write-downs on two of these loans, which was included within the $1.6 million of net charge-offs and partial write-downs referenced above. All of our OREO properties are being actively marketed and we do not anticipate any further loss on the ultimate liquidation of these properties.

•
An increase in OREO and impaired loan expense of $112,000 from the third quarter of 2010 and $213,000 from the same period last year due primarily to one-time expenses related to properties taken into OREO during the fourth quarter of 2010.

Net Interest Income and Net Interest Margin Expansion

Net interest income for the three months ended December 31, 2010 totaled $6.5 million, an increase of $573,000, or 9.7%, over the same three months ended in 2009. On a linked quarter basis, net interest income decreased by $106,000, or 1.6%, from the $6.6 million earned in the third quarter of 2010. During the third quarter of 2010, the Company had recognized $93,000 of interest income relating to the full recovery and payoff of two related non-performing credits. For the year ended December 31, 2010, net interest income totaled $25.1 million, an increase of $3.8 million, or 17.6%, over the same period in 2009.

The Company reported a net interest margin of 4.27% for the three months ended December 31, 2010, representing a decrease of 8 basis points when compared to the 4.35% for the quarter ended September 30, 2010 primarily due to the above mentioned recovery of interest on non-performing loans during the third quarter of 2010. Net interest margin increased 35 basis points compared to the fourth quarter of 2009 primarily resulting from lower deposit rates.  This strategic balance sheet management helped bring the Company’s net interest margin to 4.15% for year ended December 31, 2010, an increase of 46 basis points over the 3.69% reported for the same period last year.

Non-Interest Income

Non-interest income for the three months ended December 31 2010 totaled $515,000, a decrease of $135,000, or 20.8%, compared to the three months ended December 31, 2009. This decrease was due primarily to an other-than-temporary impairment charge of $72,000 taken during the three months ended December 31, 2010 compared to $21,000 for the same period in 2009 and no gains on sales of securities during the three months ended December 31, 2010 as compared to $216,000 for the same period in 2009. Excluding the other-than-temporary impairment charges for both periods and the gain on sale of securities, non-interest income during the three months ended December 31, 2010 increased $132,000, or 29.0%, compared to the same period in 2009. On a linked quarter basis, non-interest income increased by $77,000, or 17.6%, from the third quarter of 2010. For the year ended December 31, 2010, non-interest income totaled $1.9 million, a decrease of $338,000, or 15.0%, from the same period in 2009.This decrease for the twelve month period was due primarily to gains of $703,000 from the sale of securities available-for-sale during 2009. Excluding net securities gains and impairment charges, non-interest income increased $281,000, or 16.5%, over the same period in 2010. The increase for the year ended December 31, 2010 was due primarily to higher bank-owned life insurance income resulting from increased purchases of such investments during the fourth quarter of 2009.

Non-Interest Expense

Non-interest expense for the three months ended December 31, 2010 totaled $4.7 million, an increase of $262,000, or 5.9%, compared to the three months ended December 31, 2009, primarily due to higher OREO and impaired loan expenses. On a linked quarter basis, non-interest expense increased $265,000, or 6.0%, from the $4.4 million reported for the third quarter of 2010 due primarily to a $280,000 benefit recognized in the third quarter of 2010 relating to the forfeiture of certain plan benefits to officers no longer employed with Two River. Non-interest expense for the year ended December 31, 2010 totaled $18.4 million, a decrease of $6.7 million, or 26.7%, over the same period in 2009, due primarily to the goodwill impairment charge of $6.7 million taken during the third quarter of 2009.

Balance Sheet Activity

As previously noted, total assets as of December 31, 2010 were $636.8 million, a decrease of 0.5% compared to $640.0 million as of December 31, 2009. Total loans as of December 31, 2010 were $513.0 million, compared to $513.4 million reported at December 31, 2009. At December 31, 2010, the Company had a loan pipeline of approximately $49 million. Total deposits as of December 31, 2010 were $524.5 million, a decrease of 2.0% compared with $535.4 million as of December 31, 2009. During the latter half of 2010, the Company had strategically reduced its high cash position, due principally to the runoff of high cost single service time deposits. As such, time deposits accounted for the majority of the decrease in total deposits, down 15.4%, while savings accounts, inclusive of money market deposits, declined 2.2%. Conversely, core checking deposits increased 13.3% during 2010, resulting primarily from increased business and consumer relationships.

Asset Quality

The Company’s non-performing assets decreased to $13.7 million at December 31, 2010 as compared with $14.2 million at December 31, 2009.  Non-accrual loans were $5.6 million at December 31, 2010 compared to $9.4 million at September 30, 2010 and $14.2 million at December 31, 2009. OREO properties were at $8.1 million as of December 31, 2010, as compared to $3.5 million at September 30, 2010 and none at December 31, 2009. The Company’s non-performing assets at December 31, 2010, as a percentage of total assets was 2.16%, an increase from the 2.02% reported at September 30, 2010 but down from the 2.21% reported at December 31, 2009. Troubled Debt Restructured loans totaled $5.4 million at both December 31, 2010 and September 30, 2010, compared to $4.7 million reported at December 31, 2009.

As of December 31, 2010, the Company’s allowance for loan losses was $6.2 million, compared to $7.1 million at September 30, 2010 and $6.2 million as of December 31, 2009. Loss allowance as a percentage of total loans at December 31, 2010 was 1.22%, compared to 1.35% at September 30, 2010 and 1.20% at December 31, 2009. Mr. Moss commented, “As previously reported, we had anticipated that several of our non-performing loans would migrate to OREO status during the fourth quarter of 2010, positioning for ultimate liquidation in 2011. As part of this process, a net charge to the allowance for loan losses of $1.581 million was taken during the fourth quarter, which had been reserved for previously.”

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, loan pipeline, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," “should”, “projects” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Community Partners in a way that adversely affects Community Partners; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners’ operations or earnings; a decline in the economy in Community Partners’ primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners’ results, see Community Partners’ filings with the Securities and Exchange Commission, including those risk factors identified in the “Risk Factor” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009.The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

Contacts:

William D. Moss, President & CEO
Community Partners Bancorp
732-706-9009 wmoss@tworiverbank.com

A. Richard Abrahamian, Executive Vice President & CFO
Community Partners Bancorp
732-216-0167 rabrahamian@tworiverbank.com

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
		December 31,	December 31,
Selected Period End Balances:		2010	2009
Total Assets		$636,843	$640,028
Fed Funds Sold		7,000	35,894
Investment Securities and Restricted Stock		47,328	49,308
Total Loans		512,994	513,399
Allowance for Loan Losses		(6,246)	(6,184)
Goodwill and Other Intangible Assets		18,741	18,980
Total Deposits		524,471	535,412
Repurchase Agreements		14,857	17,065
Long-term Debt		13,500	7,500
Shareholders' Equity		80,188	76,837

		December 31,	September 30,	December 31,
Asset Quality Data:		2010	2010	2009
Nonaccrual loans		$5,649	$9,391	$14,151
Loans past due over 90 days and still accruing		-	29	-
OREO property		8,098	3,547	-
Total Non-Performing Assets		13,747	12,967	14,151

Troubled Debt Restructured Loans		5,435	5,442	4,717

Non-Performing Loans to Total Loans		2.68%	2.48%	2.76%
Allowance as a % of Loans		1.22%	1.35%	1.20%
Non-Performing Assets to Total Assets		2.16%	2.02%	2.21%

	December 31, 2010			December 31, 2009
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted	Average Assets	Risk Weighted	Risk Weighted
Capital Ratios:	Ratio	Assets Ratio	Assets Ratio	Ratio	Assets Ratio	Assets Ratio
Community Partners Bancorp	9.75%	11.19%	12.33%	9.28%	10.60%	11.74%
Two River Community Bank	9.72%	11.17%	12.31%	9.18%	10.55%	11.68%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
Selected Consolidated Earnings Data:	2010	2010	2009	2010	2009
Total Interest Income	$7,846	$7,987	$7,839	$31,279	$30,182
Total Interest Expense	1,381	1,416	1,947	6,194	8,857
Net Interest Income	6,465	6,571	5,892	25,085	21,325
Provision for Loan Losses	750	950	1,025	3,100	2,205
Net Interest Income after Provision
for Loan Losses	5,715	5,621	4,867	21,985	19,120

Net other-than-temporary impairment charge to earnings	(72)	-	(21)	(72)	(156)
Gain on sale of securities-available-for-sale	-	-	216	-	703
Other Non-Interest Income	587	438	455	1,983	1,702
Total Non-Interest Income	515	438	650	1,911	2,249

FDIC Insurance Expense	211	248	210	975	1,114
Goodwill Impairment Charge	-	-	-	-	6,725
Other Non-Interest Expenses	4,479	4,177	4,218	17,457	17,298
Total Non-Interest Expenses	4,690	4,425	4,428	18,432	25,137

Income (Loss) before Income Taxes	1,540	1,634	1,089	5,464	(3,768)
Income Tax Expense	491	539	707	1,849	1,353
Net Income (Loss)	1,049	1,095	382	3,615	(5,121)

Preferred Stock Dividend & Discount Accretion	145	145	145	576	530

Net Income (Loss) available to common shareholders	$904	$950	$237	$3,039	$(5,651)

Per Common Share Data: (1)
Basic Earnings (Loss)	$0.12	$0.12	$0.03	$0.40	$(0.75)
Diluted Earnings (Loss)	$0.12	$0.12	$0.03	$0.40	$(0.75)
Book Value				$9.39	$8.98
Tangible Book Value				$6.93	$6.47
Average Common Shares Outstanding (in thousands):
Basic	7,597	7,575	7,534	7,568	7,529
Diluted	7,791	7,652	7,542	7,658	7,547

Other Selected Ratios:
Return on Average Assets	0.65%	0.68%	0.24%	0.56%	-0.82%
Return on Average Tangible Assets (2)	0.67%	0.70%	0.25%	0.57%	-0.85%
Return on Average Equity	5.24%	5.54%	1.98%	4.60%	-6.29%
Return on Average Tangible Equity (2)	6.85%	7.27%	2.63%	6.05%	-8.95%
Net Interest Margin	4.27%	4.35%	3.92%	4.15%	3.69%

(1) All share and per share data have been retroactively adjusted to reflect the 5% stock dividend declared on August 23, 2010 and paid on October 22, 2010 to shareholders of record as of September 24, 2010.
(2) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.